Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information represents the pro forma effects of multiple transactions, each of which are described in the following paragraphs.

The SRA Business Acquisition

On October 27, 2017 (the “Brocade Closing”), Extreme Networks, Inc., (the “Company” or “Extreme”) acquired the data center switching, routing and analytics business (the “SRA Business”) of Brocade Communication Systems, Inc., (“Brocade”), pursuant to an Asset Purchase Agreement (the “Brocade APA”) dated as of October 3, 2017, by and between the Company and Brocade. Under the terms and conditions of the Brocade APA, the Company acquired customers, employees, technology and other assets of the SRA Business, as well as assumed certain contracts and other liabilities of the SRA Business. Hereinafter, this transaction is referred to as the “SRA Business Acquisition”.

Upon the Brocade Closing, the Company made an upfront closing cash payment equal to $23.0 million (inclusive of $13.0 million representing target working capital, which was subject to a post-closing true-up adjustment based on the final determined amount of working capital).  The Company funded the upfront closing cash payment through a draw an additional $19.95 million, net of costs, under its Amended and Restated Credit Facility (the “Credit Facility”) on October 26, 2017, and cash on-hand.

Further, under the Brocade APA, the Company agreed to pay Brocade: (i) deferred payments aggregating $20.0 million to be paid in installments of $1.0 million per quarter for the twenty full fiscal quarters of the Company following the Brocade Closing, plus (ii) quarterly earnout payments equal to 50% of the profits of the SRA Business for the five-year period commencing at the end of the first full fiscal quarter of the Company following the Brocade Closing.

The Company expects to incur approximately $27.6 million of acquisition related costs, including a $25.0 million consent fee paid to Broadcom Corporation (“Broadcom”), to terminate a previous asset purchase agreement entered into by the Company to purchase the SRA Business from Broadcom, in anticipation of Broadcom’s acquisition of Brocade. The fee was paid to Broadcom to allow the Company to buy the SRA Business directly from Brocade. This estimate does not include financing fees related to debt financing, which is estimated to be approximately $0.05 million. The acquisition costs expected to be incurred after June 30, 2017 are reflected as an adjustment to the unaudited pro forma condensed combined balance sheet and any such costs incurred by the Company during the twelve-month period ended June 30, 2017 have been removed from the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2017 due to the non-recurring nature of such expenses.

The Avaya Networking Acquisition

On July 14, 2017 (the “Avaya Closing”), the Company acquired the net assets of Avaya Inc.’s (“Avaya”) fabric-based secure networking solutions and network security solutions business unit (“Avaya Networking”) pursuant to an Asset Purchase Agreement (the “Avaya APA”) dated as of March 7, 2017.  Hereinafter, this transaction is referred to as the “Avaya Networking Acquisition”.

Under the terms of the Avaya APA, the consideration to be paid by Extreme to Avaya was calculated by taking a) $100.0 million, b) plus or minus a working capital adjustment relative to an agreed upon target as of the consummation of the Avaya Networking Acquisition and c) minus assumed facility lease obligations, d) minus assumed pension obligations and, e) minus an adjustment by which the deferred revenue cost amount exceeds an agreed upon target as of the consummation of the Avaya Networking Acquisition for preliminary net consideration of $79.8 million.

On July 14, 2017, the effective date of the Avaya APA, the Company amended its Credit Facility and among other things, the amended Credit Facility increased the amount of the available borrowing under the Credit Facility from $140.5 million to $243.7 million.  On July 14, 2017, the Company borrowed an additional $80.0 million under the Credit Facility which was used to fund the purchase of Avaya Networking.

The Company expects to incur approximately $3.8 million of costs in relation to the Avaya Networking acquisition. This estimate does not include financing fees related to debt financing, which is estimated to be approximately $1.2 million, which has been presented as a reduction from the gross proceeds. The acquisition costs expected to be incurred after June 30, 2017 are reflected as an adjustment to the unaudited pro forma condensed combined balance sheet and any such costs incurred by the Company during the twelve-month period ended June 30, 2017 have been removed from the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2017 due to the non-recurring nature of such expenses.

Basis for historical Information

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 gives effect to the SRA Business and Avaya Networking acquisitions as if the transactions were consummated on June 30, 2017, and includes all adjustments which give effect to events that are directly attributable to the transactions and that are factually supportable. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2017 assumes that the SRA Business and Avaya Networking acquisitions were consummated on July 1, 2016 including all adjustments which give effect to events that are directly attributable to the acquisitions, expected to have a continuing impact and that are factually supportable.

Extreme’s historical financial information for the year ended June 30, 2017 is derived from the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 13, 2017.

The SRA Business and Avaya Networking have never operated as stand-alone businesses, divisions or subsidiaries and neither Brocade nor Avaya have ever maintained the distinct and separate accounts necessary to prepare full carve out financial statements for the SRA Business or Avaya Networking, respectively. The historical operations of the acquired businesses were comingled across all lines of business of Brocade or Avaya, as applicable.  Due to the nature of the comingled operations, the assets acquired, and liabilities assumed of the SRA Business and Avaya Networking were a function of the legal assignment of assets and liabilities agreed upon by all parties at a date in time and do not represent all assets and liabilities used in operating the acquired businesses.  Additionally, Brocade’s and Avaya’s historical corporate overhead costs, including marketing, sales and general and administrative services were shared services that were not directly related to a specific line of business. Accordingly, the Company determined that it was impractical to prepare full carve out financial statements for the SRA Business or Avaya Networking.  As such, the Company used special purpose abbreviated financial statements pursuant to Rule 3-13 of Regulation S-X. The historical abbreviated financial statements of the SRA Business and Avaya Networking include assets acquired and liabilities assumed presented on the acquisition method basis of accounting as of the deemed acquisition date and revenues, direct costs and operating expenses directly attributable to the SRA Business and Avaya Networking and exclude certain corporate overhead, foreign currency translation gains and losses, interest expense and income taxes.

The historical financial information for the SRA Business for the year ended June 30, 2017 is derived from the SRA Business’s unaudited special purpose statement of net revenues and direct expenses for the nine-month period ended July 29, 2017 and unaudited statement of net revenues and direct expenses for the three-month period ended October 29, 2016. The historical financial information for the SRA Business as of June 30, 2017 is derived from the unaudited statement of assets acquired and liabilities assumed prepared as of the acquisition date of October 27, 2017.

The historical financial information for Avaya Networking for the year ended June 30, 2017 is derived by adding data from Avaya Networking’s six-month unaudited special purpose interim combined statement of revenues and direct expenses for the six-month period ended March 31, 2017, and unaudited statement of net revenues and direct expenses for the six-month period ended September 30, 2016.  The historical financial information for Avaya Networking as of June 30, 2017 is derived from the unaudited statement of assets acquired and liabilities assumed prepared as of the acquisition date of July 14, 2017.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•

the separate historical audited consolidated financial statements of Extreme as of and for the year ended June 30, 2017 included in Extreme’s Annual Report on Form 10-K filed with the SEC on September 13, 2017;

•

the SRA Business statements of net revenues and direct expenses for the fiscal years ended October 29, 2016, October 31, 2015 and November 1, 2014 (audited) and for the nine-month periods ended July 29, 2017 and July 30, 2016 (unaudited), included in Extreme’s Current Report on Form 8-K/A filed with the SEC on January 12, 2018 and incorporated herein this Form 8-K/A;

•

the SRA Business statement of assets acquired and liabilities assumed prepared on a fair value basis as of October 27, 2017, included in Extreme’s Current Report on Form 8-K/A filed with the SEC on January 12, 2018 and incorporated herein this Form 8-K/A

•

the Avaya Networking special purpose combined statements of revenues and direct expenses for the fiscal years ended September 30, 2016 and 2015, (audited) and for the 6-month periods ended March 31, 2017 and 2016, (unaudited), included in Extreme’s Current Report on Form 8-K filed with the SEC on July 18, 2017 and incorporated herein this Form 8-K/A.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Extreme treated as the accounting acquirer. The Company has not completed a full, detailed valuation analysis necessary to determine the fair values of identifiable assets acquired and liabilities assumed in the acquisitions.  However, a preliminary valuation analysis was performed as of October 27, 2017 and July 14, 2017, the respective dates on which the SRA Business Acquisition and Avaya Networking Acquisition, are deemed to have occurred, solely for purposes of preparing the unaudited pro forma condensed combined balance sheet, related to its intangible assets, inventories, property and equipment, deferred revenue, deferred and contingent consideration payable to Brocade.  Accordingly, the unaudited pro forma condensed combined financial information include only preliminary estimates.  Additional valuation procedures are expected to be performed with increases or decreases in the fair value of the assets acquired or liabilities assumed until the purchase price allocation is finalized.  The amounts of assets acquired and liabilities assumed in the acquisition accounting will be based on their respective fair values and may differ significantly from these preliminary estimates.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the SRA Business Acquisition and the Avaya Networking Acquisition had been completed as of the dates set forth above, nor is it indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the SRA Business Acquisition and the Avaya Networking Acquisition. The unaudited pro forma condensed combined statements of operations do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including synergies, directly related to the SRA Business Acquisition and the Avaya Networking Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

(in thousands)

	Historical Extreme	Historical Avaya Networking	Pro forma Adjustments for Avaya Networking Acquisition		Pro forma, as adjusted for Avaya Networking Acquisition	Historical SRA Business	Pro forma Adjustments for SRA Business Acquisition		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$130,450	$—	$8,885	3(a)	$139,335	$—	$(3,055)	4(a)	$136,280
Accounts receivable, net	120,770	18,112	—		138,882	33,489	—		172,371
Inventories	45,880	13,345	3,260	3(b)	62,485	29,771	(10,058)	4(b)	82,198
Prepaid expenses and other current assets	27,867	673	351	3(a)	18,691	988	—		19,679
			(10,200)	3(c)
Total current assets	324,967	32,130	2,296		359,393	64,248	(13,113)		410,528
Property and equipment, net	30,240	11,510	(7,742)	3(d)	34,008	24,439	4,761	4(c)	63,208
Intangible assets, net	25,337	18,900	(18,900)	3(m)	71,637	—	28,600	4(d)	100,237
			46,300	3(e)
Goodwill	80,216	9,800	(9,800)	3(m)	118,554	—	16,763	4(e)	135,317
			38,338	3(f)
Other assets	22,586	2,568	—		25,154	4,734	—		29,888
Total assets	$483,346	$74,908	$50,492		$608,746	$93,421	$37,011		$739,178
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,280	$—	$7,633	3(a)	$19,913	$—	$2,000	4(a)	$21,913
Accounts payable	31,587	10,285	—		41,872	13,934	—		55,806
Accrued compensation and benefits	42,662	1,508	—		44,170	762	—		44,932
Warranty liability	10,007	3,156	—		13,163	526	—		13,689
Deferred revenue, net	79,048	13,697	(4,936)	3(g)	87,809	36,144	(13,944)	4(f)	110,009
Deferred distributors revenue, net of cost of sales to distributors	43,525	—	—		43,525	—	—		43,525
Other accrued liabilities	36,713	2,926	4,795	3(h)	53,755	437	6,555	4(g)	97,806
			7,805	3(i)			27,582	4(h)
			1,516	3(j)			5,400	4(i)
							3,907	4(j)
							170	4(l)
Total current liabilities	255,822	31,572	16,813		304,207	51,803	31,670		387,680
Deferred revenue, less current portion	25,293	2,517	(1,064)	3(g)	26,746	14,552	(3,452)	4(f)	37,846
Long-term debt, less current portion	80,422	—	71,229	3(a)	151,651	—	18,000	4(a)	169,651
Deferred income tax liabilities	6,576	—	—		6,576	—	—		6,576
Other non-current liabilities	8,526	644	5,205	3(h)	14,375	—	28,700	4(i)	57,598
							14,523	4(j)
Total liabilities	376,639	34,733	92,183		503,555	66,355	89,441		659,351
Shareholders’ equity:
Common stock	111	—	—		111	—	—		111
Additional paid-in capital	909,155	—	—		909,155	—	2,273	4(k)	911,428
Accumulated other comprehensive loss	(2,302)	—	—		(2,302)	—	—		(2,302)
Accumulated deficit	(800,257)	—	(1,516)	3(j)	(801,773)	—	(27,582)	4(h)	(829,410)
							(55)	4(a)
Total shareholders' equity	106,707	—	(1,516)		105,191	—	(25,364)		79,827
Total liabilities and shareholders’ equity	$483,346	$34,733	$90,667		$608,746	$66,355	$64,077		$739,178

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the twelve months ended June 30, 2017

(in thousands, except per share amounts)

	Historical Extreme	Historical Avaya Networking	Pro forma Adjustments for Avaya Networking Acquisition		Pro forma, as adjusted for Avaya Networking Acquisition	Historical SRA Business	Pro forma Adjustments for SRA Business Acquisition		Pro Forma Combined
Net Revenues:
Product	$451,459	$208,900	$(2,148)	3(k)	$658,211	$204,242	$—		$862,453
Service	146,659	47,100	(4,936)	3(g)	188,823	84,127	(13,944)	4(f)	248,888
							(10,118)	4(m)
Total net revenues	598,118	256,000	(7,084)		847,034	288,369	(24,062)		1,111,341
Cost of revenues:
Product	217,727	117,500	3,260	3(b)	347,285	116,860	(10,058)	4(b)	457,681
			(252)	3(d)			4,470	4(n)
			9,050	3(l)			79	4(c)
							(955)	4(o)
Service	55,906	15,900	—		71,806	32,091	59	4(c)	100,651
							(396)	4(o)
							(2,909)	4(m)
Total cost of revenues	273,633	133,400	12,058		419,091	148,951	(9,710)		558,332
Gross profit:
Product	233,732	91,400	(14,206)		310,926	87,382	6,464		404,772
Service	90,753	31,200	(4,936)		117,017	52,036	(20,816)		148,237
Total gross profit	324,485	122,600	(19,142)		427,943	139,418	(14,352)		553,009
Operating expenses:
Research and development	93,724	43,900	(2,905)	3(d)	134,719	139,823	907	4(c)	272,876
							(2,573)	4(o)
Sales and marketing	162,927	68,300	(3,300)	3(m)	225,759	120,260	155	4(c)	343,140
			(421)	3(d)			(3,034)	4(o)
			(1,747)	3(n)
General and administrative	37,864	—	—		37,864	3,657	19	4(c)	40,816
							(724)	4(o)
Acquisition and integration costs	13,105	—	(2,257)	3(o)	10,848	—	(2,158)	4(p)	8,690
Restructuring charges, net	8,896	—	1,747	3(n)	10,643	—	—		10,643
Amortization of intangibles	8,702	4,400	(4,400)	3(m)	10,244	—	1,430	4(n)	11,674
			1,542	3(l)
Total operating expenses	325,218	116,600	(11,741)		430,077	263,740	(5,978)		687,839
Operating loss	(733)	6,000	(7,401)		(2,134)	(124,322)	(8,374)		(134,830)
Interest income	689	—	—		689	—	—		689
Interest expense	(4,086)	—	(3,844)	3(p)	(8,063)	—	(878)	4(q)	(9,462)
			(133)	3(q)			(521)	4(j)
Other expense, net	(47)	—	—		(47)	—	—		(47)
Loss before income taxes	(4,177)	6,000	(11,378)		(9,555)	(124,322)	(9,773)		(143,650)
Provision for income taxes	4,340	—	—		4,340	—	—		4,340
Net loss	$(8,517)	$6,000	$(11,378)		$(13,895)	$(124,322)	$(9,773)		$(147,990)
Net loss per share:
Basic	$(0.08)				$(0.13)				$(1.37)
Diluted	$(0.08)				$(0.13)				$(1.37)
Weighted-average common shares used in computing net loss per share:
Basic	108,273		—	3(r)	108,273		—	4(r)	108,273
Diluted	108,273		—	3(r)	108,273		—	4(r)	108,273

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•The SRA Business Acquisition; and

•The Avaya Networking Acquisition

The unaudited pro forma condensed combined financial information is prepared in accordance with U.S. generally accepted accounting principles and pursuant to the rules and regulations of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the SRA Business Acquisition and the Avaya Networking Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company.

The SRA Business and Avaya Networking have never operated as stand-alone businesses, divisions or subsidiaries and neither Brocade nor Avaya have ever maintained the distinct and separate accounts necessary to prepare full carve out financial statements for the SRA Business or Avaya Networking, respectively. The historical operations of the acquired businesses were comingled across all lines of business of Brocade and Avaya.  Due to the nature of the comingled operations, the assets acquired, and liabilities assumed of the SRA Business and Avaya Networking were a function of the legal assignment of assets and liabilities agreed upon by all parties at a date in time and do not represent all assets and liabilities used in operating the acquired businesses.  Additionally, Brocade’s and Avaya’s historical corporate overhead costs, including marketing, sales and general and administrative services were shared services that were not directly related to a specific line of business. Accordingly, the Company determined that it was impractical to prepare full carve out financial statements for the SRA Business and Avaya Networking. As such, the Company used special purpose abbreviated financial statements pursuant to Rule 3-13 of Regulation S-X. The historical abbreviated financial statements of the SRA Business and Avaya Networking include assets acquired and liabilities assumed presented on the acquisition method basis of accounting as of the deemed acquisition date and revenues, direct costs and operating expenses directly attributable to the SRA Business and Avaya Networking and exclude certain corporate overhead, foreign currency translation gains and losses, interest expense and income taxes.

Upon the Brocade Closing, the Company made an upfront closing cash payment equal to $23.0 million (inclusive of $13.0 million representing target working capital, which was subject to a post-closing true-up adjustment based on the final determined amount of working capital).  The Company funded the upfront closing cash payment through a draw an additional $19.95 million, net of costs, under its Amended and Restated Credit Facility (the “Credit Facility”) on October 26, 2017, and cash on-hand. The unaudited pro forma condensed combined balance sheet on June 30, 2017 and the unaudited pro forma condensed combined statements of operations for each of the twelve-month ended June 30, 2017 are presented as if the Credit Facility had been amended and the additional borrowing of $19.95 million had occurred on the respective consummation dates as noted above.

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 gives effect to the SRA Business Acquisition and the Avaya Networking Acquisition as if the transactions occurred on June 30, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 combines the Company’s audited consolidated balance sheet as of June 30, 2017 with Avaya Networking’s unaudited statement of assets acquired and liabilities assumed as of July 14, 2017 and SRA Business’s statement of assets acquired and liabilities assumed as of October 27, 2017. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2017 gives effect to the SRA Business Acquisition and the Avaya Networking Acquisition as if the transactions occurred on July 1, 2016. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2017 combines the Company’s historical financial information for the year ended June 30, 2017 with financial data from the SRA Business’s unaudited special purpose combined statements of net revenue and direct expenses for the nine-month period ending July 29, 2017 and unaudited combined statements of net revenue and direct expenses for the three-month period ending October 29, 2016, and adding data from Avaya Networking’s six-month unaudited special purpose interim combined statement of revenues and direct expenses for the six months ended March 31, 2017, and unaudited statement of net revenues and direct expenses for the six-month period ended September 30, 2016.

2. Estimated Purchase Consideration and Preliminary Purchase Price Allocation

(i) The SRA Business Acquisition

Estimated Purchase Consideration

The fair value of consideration transferred on the Brocade Closing date includes:

•	upfront cash consideration paid on closing,
•	deferred payments of $1.0 million per quarter for the next twenty full fiscal quarters of the Company following the acquisition date discounted to their present value,
•

quarterly earnout payments equal to 50% of the profits of the SRA Business for the five-year period commencing at the end of the first full fiscal quarter of the Company following the acquisition of the SRA Business discounted to their present value,

•	portion of the fair value of replacement stock awards granted to employees transferred from Brocade for which the services were provided prior to the Brocade Closing date, and,
•	amounts payable due to the excess working capital acquired over the target working capital agreed upon by the Company and Brocade.

The components of aggregate estimated purchase consideration of $84.4 million are as follows (in thousands):

Estimated purchase consideration	October 27, 2017
Cash paid to sellers at closing	$23,000
Deferred payments	18,430
Earnout	34,100
Working capital adjustment	6,555
Replacement of stock-based awards	2,273
Aggregate estimated purchase consideration	$84,358

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of the SRA Business are recorded at the acquisition date fair values and added to those of the Company. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of June 30, 2017 and have been prepared to illustrate the estimated effect of the SRA Business Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of the SRA Business as of October 27, 2017, with the excess recorded as goodwill (in thousands):

Preliminary Allocation as of October 27, 2017
Accounts receivables	$33,489
Inventories	19,713
Prepaid expenses and other current assets	988
Property and equipment	29,200
Other assets	4,734
Accounts payable and accrued expenses	(15,829)
Deferred revenue	(33,300)
Net tangible assets acquired	38,995
Identifiable intangible assets	28,600
Goodwill	16,763
Total intangible assets acquired	45,363
Total net assets acquired	$84,358

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from developed technology, customer relationships, and trade names. All intangible assets have definite lives. The amortization related to these definite lived intangible assets is reflected as a pro forma adjustment, as further described in Note 4. The identifiable intangible asset’s estimated fair value and related amortization estimates are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation.

Goodwill represents the excess of the estimated purchase consideration over the fair value of the net assets acquired. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

The final determination of the purchase price allocation of the SRA Business Acquisition may change materially based on the receipt of more detailed information that was unknown to the Company at the time of the preliminary purchase price allocation and may become known to the Company during the remainder of the measurement period (up to one year from the acquisition date). Therefore, the actual allocations may differ from the pro forma adjustments presented.

The preliminary valuation is based on certain estimates and assumptions as discussed below:

Inventories: Inventories acquired include raw materials and finished goods. The fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs.  The fair value of raw materials has been estimated to equal their replacement cost.

Deferred revenues: Deferred revenue acquired primarily represents amounts for deferred service contracts and deferred product revenues which have not yet fully met revenue recognition criteria. The fair value of the acquired deferred revenue was estimated using the cost build-up approach.

Property and equipment: SRA Business’s property and equipment primarily consists of test equipment, software and prototypes.  The fair value of the assets was determined using the current replacement cost method.

Identifiable intangible assets: Identifiable intangible assets acquired include developed technology, customer relationships, and trade names. The fair value of intangible assets is based on management’s preliminary valuation as if the acquisition occurred on the acquisition date of October 27, 2017.  Estimated useful lives (where relevant for the purposes of these unaudited pro forma financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows.

•

Developed technology: The intangible assets reflect the estimated value of the SRA Business’s existing technology.  The preliminary fair value of existing technology of $21.8 million was determined using the income approach.  The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for each product.  Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market participants.  The fair value of existing technology was capitalized as of the acquisition date and subsequently will be amortized over the estimated remaining life of the products ranging from 2 to 5 years.

•

Customer relationships: Customer relationships reflect the estimated value of the existing relationships with SRA Business’s current customers.  The preliminary fair value of the customer relationships of $5.4 million was determined using the income approach.  The Company will amortize the customer relationships over an estimated life of 5 years.

•

Trade names:  The intangible assets reflect the estimated value of the use of the trade names under which the SRA business sold its networking products.  The preliminary fair value of the trade names of $1.4 million was determined using the relief from royalty approach.  Under the relief from royalty method, the value of the subject assets is estimated by determining the royalties the Company is relieved from paying because the Company owns the assets.  The Company will amortize the trade names using the straight-line method over an estimated life of 4 years.

Other assets and liabilities: The fair value of working capital related items, such as receivables, payables, other current assets and accrued liabilities, approximated their book values at the date of acquisition.

(ii) The Avaya Networking Acquisition

Estimated Purchase Consideration

The fair value of estimated purchase consideration of $79.8 million is calculated as $100.0 million, less adjustments set forth in the Avaya APA related to net working capital, deferred revenue, certain assumed lease obligations and certain assumed pension obligations for transferred employees of Avaya Networking.

Preliminary Purchase Price Allocation

The transaction has been accounted for using the acquisition method of accounting.  The provisional purchase price has been allocated on a preliminary basis to tangible and intangible assets acquired and liabilities assumed.  The final purchase price allocation is pending the finalization of valuations, which may result in an adjustment to the preliminary purchase price allocation. Also, additional information which existed as of the acquisition date, but was unknown to the Company at that time, may become known to the Company during the remainder of the measurement period (up to one year from the acquisition date), and may result in a change in the purchase price allocation.  While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of goodwill.

Preliminary identifiable intangible assets and liabilities acquired include existing technology, customer relationships, trade names, backlog and in-process research and development. The amortization related to these definite lived intangible assets is reflected as a pro forma adjustment, as further described in Note 3. The identifiable intangible asset’s estimated fair value and related amortization estimates are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation.

The following table below summarizes the preliminary allocation as of July 14, 2017 of the tangible and identifiable intangible assets acquired and liabilities assumed (in thousands):

Preliminary Allocation as of July 14, 2017
Accounts receivables	$18,112
Inventories	16,605
Prepaid expenses and other current assets	673
Property and equipment	3,768
Other assets	2,568
Accounts payable and accrued expenses	(31,119)
Deferred revenue	(10,214)
Other non-current liabilities	(5,205)
Net tangible assets acquired	(4,812)
Identifiable intangible assets	44,000
In-process research and development	2,300
Goodwill	38,338
Total intangible assets acquired	84,638
Total net assets acquired	$79,826

3. Pro Forma Adjustments (Avaya Networking Acquisition)

Pro forma adjustments are necessary to reflect the Avaya Networking Acquisition’s estimated consideration and to adjust amounts related to the tangible and intangible assets and liabilities of Avaya Networking to reflect the preliminary estimate of their fair values and the impact on the statement of operations as if Extreme and Avaya Networking had been combined during the periods presented.  The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.	To record additional borrowing, net of payments made, by Extreme to fund the Avaya Networking Acquisition.
b.	To reflect the estimated fair value of the Avaya Networking inventory acquired and resulting recognition of the additional cost of products.
c.	To apply deposits made by Extreme to Avaya in March 2017 to the purchase consideration.
d.	To record the additional depreciation related to the fair value adjustment recorded on the acquisition date assuming the Avaya Networking Acquisition closed on July 1, 2016.
e.

To record estimated fair value of the Avaya Networking identifiable intangible assets acquired. The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful life of each (in thousands, except years). For purposes of valuing the intangible assets, the income approach was primarily used. The relief from royalty method was used to value the trade names and cost replacement approach and income approach was used to value customer relationships.

	Fair value	Useful life (in years)
Developed technology	$34,800	2 - 6
In-process research and development	2,300	N/A
Trademarks	2,400	4 - 7
Customer relationships	5,300	5
Backlog	1,500	1
Total	$46,300

f.	To record goodwill related to the Avaya Networking Acquisition.
g.	To record the fair value of deferred maintenance revenue and the periodic amortization.
h.	To record the fair value of unfavorable facilities lease obligations.
i.	To accrue contract liabilities related to certain research and development activities.
j.

To record Extreme’s estimated transaction costs incurred after June 30, 2017 in relation to the Avaya Networking Acquisition. These estimated transaction costs are included in accumulated deficit and accrued liabilities as of June 30, 2017, as the transaction costs are assumed to have been incurred prior to closing of the Avaya Networking Acquisition on June 30, 2017.

k.	To adjust revenue consistent with Extreme’s revenue recognition policy.
l.	To record amortization of newly acquired intangible assets.
m.	To eliminate Avaya Networking’s existing intangible assets and goodwill prior to acquisition and the historical intangible asset amortization expense of Avaya Networking.
n.	To reclassify the Avaya Networking restructuring expense consistent with the Extreme presentation.
o.	To eliminate non-recurring acquisition costs for the Avaya Networking Acquisition included in the historical combined statement of operation for the twelve months ended June 30, 2017.
p.

To adjust interest expense related to the increased debt in connection with the Avaya Networking Acquisition. The increase in interest expense was determined by applying the average interest rate to the assumed incremental outstanding debt balance.

q.	To record interest expense associated with the present value of assumed lease obligation.
r.	No additional shares were issued in connection with the Avaya Networking Acquisition.

4. Pro Forma Adjustments (SRA Business Acquisition)

Pro forma adjustments are necessary to reflect the SRA Business Acquisition’s estimated consideration and to adjust amounts related to the tangible and intangible assets and liabilities of the SRA Business to reflect the preliminary estimate of their fair values and the impact on the statement of operations as if Extreme and SRA Business had been combined during the periods presented.  The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.

To record additional borrowing of $19.95 million, net of costs, by Extreme to fund the SRA Business Acquisition and payment of upfront closing cash consideration of $23.0 million upon the Brocade Closing.

b.

To reflect the estimated fair value of the SRA Business’s inventory acquired the resulting effect of reduction of inventory to fair value to “Cost of the revenues – Products”. Of the total fair value inventory, as of the Brocade Closing, only $4.4 million pertains to finished goods and the balance relates to raw materials.

c.	To record an increase in property and equipment and related depreciation as a result of the property and equipment recorded at fair value upon the Brocade Closing.
d.

To record the estimated fair value of the SRA Business identifiable intangible assets acquired. The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful life of each (in thousands, except years). For purposes of valuing the intangible assets, the income approach was primarily used. The relief from royalty method was used to value the trade names.

	Fair Value	Useful life (In years)
Developed technology	$21,800	2 - 5
Customer relationships	5,400	5
Trade names	1,400	4
Total	$28,600
e.	To record goodwill related to the SRA Business Acquisition.
f.	To record fair value of deferred revenue related to unsatisfied performance obligations on service contracts with customer and the effect of the reduction to fair value on periodic amortization.
g.	To record purchase consideration payable to Brocade as a result of working capital acquired exceeding the agreed upon target working capital.
h.

To record Extreme’s estimated transaction costs incurred after June 30, 2017 in relation to the SRA Business Acquisition. These estimated transaction costs are included in accumulated deficit and accrued liabilities as of June 30, 2017, as the transaction costs are assumed to have been incurred prior to closing of the SRA Business Acquisition on June 30, 2017.

i.	To record the fair value of contingent consideration payable to Brocade.
j.	To record the fair value of deferred consideration payable to Brocade and the associated interest cost to reflect the accretion to the amount payable to Brocade.
k.

To record the fair value of the portion of the replacement equity awards granted by the Company in connection with the SRA Business Acquisition for which services were provided prior to the Brocade Closing.

l.	To record an increase to other accrued liabilities for an unrecorded liability related to purchase commitments of the SRA Business as of the Brocade Closing.
m.

To adjust historical revenues and cost of revenues related to certain subscription based customer arrangements of Brocade’s leasing business that do not transfer to the Company as a part of the SRA Business Acquisition and which are included in the historical financial information.

n.

To record amortization of acquired intangible assets on a straight-line basis. Amortization expense of $5.3 million relating to developed technology has been recorded in “Cost of revenues – Product” and $1.4 million related to other acquired intangible assets has been recorded in “Amortization of intangibles”.  Historical amortization of intangibles of $0.8 million has been eliminated from “Cost of revenues – Product”.

o.

To record the adjustment for removal of historical stock-based compensation related to certain old equity awards that were replaced by the Company pursuant to the Brocade APA and to record stock-based compensation for the replacement awards issued to the transferred employees.

p.	To eliminate non-recurring acquisition costs for the SRA Business Acquisition included in the historical combined statement of operation for the twelve months ended June 30, 2017.
q.	To record interest expense related to the increased debt in connection with the SRA Business Acquisition.
r.	No additional shares were issued in connection with the SRA Business Acquisition.